Exhibit 10.1

October 1, 2005

Mr. William Aliber

Chief Financial Officer

Crown Media

6430 South Fiddlers Green Circle

Greenwood Village, CO  80111

Dear Mr. Aliber:

Pursuant to your request, Hallmark Cards, Incorporated confirms to you that Hallmark Cards will not instruct its wholly-owned subsidiaries to demand, nor will Hallmark Cards or any of its wholly-owned subsidiaries demand, payment from Crown Media on any of the following obligations prior to October 31, 2006:

$75.0 million Note payable to HC Crown plus accrued interest thereon;

$400.0 million Note payable to HC Crown plus accrued interest thereon;

$70.0 million payables to Hallmark Entertainment Holdings incurred in conjunction with the library transaction; and

$133.0 million Note dated October 1, 2005, relating to past due amounts for license fees payable to Hallmark Entertainment Distribution (HED) plus accrued interest thereon.

Furthermore, in the event that at any time Crown Media’s banks draw on the Letter of Credit provided by Citibank N.A. in support of Crown Media’s Revolving Credit Agreement, Hallmark will not request reimbursement from Crown Media for such amounts prior to October 31, 2006.

It would be Hallmark’s intent to re-evaluate this repayment schedule if all or substantially all, the stock or assets of Crown Media were sold to a third party prior to October 31, 2006.

Sincerely,

Robert Druten

Chief Financial Officer

2501 McGee, Box 419580, Kansas City, Missouri 64141-6580